Exhibit 10.5
EXECUTION VERSION
CONFIDENTIAL
TAX ALLOCATION AGREEMENT
Agreement dated as of November 16, 2020, and effective as of the first day of the consolidated return year beginning October 14, 2008, by and among Leonardo US Holding, Inc. (“Parent”), Leonardo DRS, Inc. (“DRS”) and each of the undersigned:
W I T N E S S E T H:
Whereas, the parties set forth on Schedule A hereto (the “Members”) are part of an affiliated group (the “Affiliated Group”) as defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
Whereas, the Affiliated Group has, since October 22, 2008, filed a consolidated federal income tax return in accordance with Section 1501 of the Code (with Leonardo US Aircraft Inc. joining the consolidated return in March 2016) and is required to file consolidated income tax returns for years subsequent to such year of its first consolidated filing;
Whereas, the parties set forth on Schedule B hereto (the “State Members”) are members of one or more consolidated, combined, unitary or similar state tax groups;
Whereas, the Members, the State Members and the parties set forth on Schedule C hereto (together, the “Expanded Group Members”) are part of an “expanded affiliated group” for certain tax purposes (the “Expanded Affiliated Group”);
Whereas, the Members and State Members have developed a practice of fairly allocating the tax liabilities and assets of the Affiliated Group and state tax groups and making payments among the Members and State Members in respect of such tax liabilities and assets; and
Whereas, it is the intent and desire of the Members and State Members to record in writing their method for allocating the consolidated tax liability (as determined under Section 1.1502-2 of the Treasury Regulations (the “Regulations”) of the Affiliated Group among its Members (as required by Section 1552(a) of the Code) and for allocating any state group tax liabilities among the State Members; for reimbursing the Parent and / or DRS for payment of such tax liabilities; for compensating any Member for use of its “net operating loss” or “tax credits” in arriving at such tax liabilities; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years; and
Now, therefore, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:
1.    Parent has filed a U.S. consolidated federal income tax return for each taxable year since the taxable year that included October 22, 2008, and shall continue to file such return for the taxable year ending December 31, 2020, and for each subsequent taxable year in respect of which this Agreement is in effect and for which the Affiliated Group is required or permitted to file a consolidated federal income tax return. Parent and each Member shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of such returns. Computations of basis and earnings and profits in respect of each Member shall be determined as if this Agreement had been in effect since the Affiliated Group’s first taxable year, taking into account payments actually made between the Members (that would have been paid in accordance with Paragraph 5.c below or otherwise under this Agreement) and treating unpaid amounts as distributions and contributions in accordance with Paragraph 4(b) below.
2.    In view of the fact that the Affiliated Group has filed consolidated federal income tax returns in prior years, and further in view of the fact that no timely election was made in accordance with Section 1552(b) of the Code and Sections 1.1552-1(d) and 1.1502-33(d)(3)(ii) of the Regulations, the Affiliated Group acknowledges that: (a) the consolidated federal income tax liability of such Affiliated Group shall be apportioned among the Members in accordance with the method set forth in Section 1552(a)(1) of the Code and Sections 1.1552-1(a)(1) and 1.1552-1(b) of the Regulations and (b) none of the three methods of allocation under Section 1.1502-33(d)(2) of the Regulations will be currently available.
3.    In order to compensate Members of the Affiliated Group for the use of net operating losses or tax credits in arriving at the consolidated federal income tax liability of the Affiliated Group, the Members of the Affiliated Group agree to determine and allocate the tax liability of the Affiliated Group among themselves in the following manner:
Step 1. The consolidated federal income tax liability of the Affiliated Group, as determined under Section 1.1502-2 of the Regulations shall be allocated to the Members in accordance with Section 1.1552-1(a)(1) of the Regulations (as provided in Paragraph 2 of this Agreement);
Step 2. An additional amount shall be allocated to each Member equal to 100 percent of the excess, if any, of (1) the “separate return tax liability” of such Member for the taxable year over (2) the tax liability of such Member in accordance with Step 1 of Paragraph 3 of this Agreement. For purposes of the preceding sentence, the “separate return tax liability” of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code, and the term will not have the same meaning as set forth in Section 1.1502-12 of the Regulations. For purposes of determining the “separate return tax liability” of a Member:
a. Any dividends received by one Member from another Member will be assumed to qualify for the 100 percent dividends received deduction of Section 243 of the Code, or shall be eliminated from such calculation in accordance with Section 1.1502-14(a)(1) of the Regulations.

b. Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each Member in the manner required by Section 1.1502-13 of the Regulations.
c. Limitations on the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability shall be made on a consolidated basis. Accordingly, the limitations provided in Sections 38(c), 56(a), 170(b)(2), and 172(b)(2) of the Code and similar limitations shall be applied on a consolidated basis.
d. Elections as to tax credits and tax computations that may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis.
Step 3. The total of any additional amounts allocated to Members pursuant to Step 2 of Paragraph 3 of this Agreement (including amounts allocated as a result of a carryback) shall be paid (as provided in Paragraph 5.c of this Agreement) by such Members to those other Members that had items of income, deductions, net operating losses, or tax credits to which such total is attributable pursuant to a consistent method that reasonably reflects such items of income, deductions, net operating losses, or tax credits (such consistency and reasonableness to be determined by the party charged with the administration of this Agreement in accordance with Paragraph 5 of this Agreement). However, for this purpose, the amounts paid to Members will generally be deemed consistent and reasonable if paid on a basis equal to the amount of net operating losses utilized multiplied by the federal income tax rate in effect in the taxable year the losses were utilized and 100 percent of tax credits utilized (unless, due to special circumstances, this would be inequitable) and which is substantiated by specific records maintained by the group for such purposes.
Under the principles of Revenue Ruling 66-374, the net operating loss of a Member is the deduction that such Member would have had available if it actually filed a separate return for the year and thus would not include any portion of a Member’s net operating loss sustained in a prior or subsequent year that had been absorbed by the Affiliated Group or by the Member in computing actual liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit under Step 3 of Paragraph 3 of this Agreement shall be granted a Member unless the net operating loss is availed of in reducing the consolidated federal income tax liability. The rules stated in the previous sentences regarding carryover net operating losses will also apply in the computation of other carryover items such as investment tax credits, foreign tax credits, and charitable contribution deductions.
In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year’s separate return tax liability as required under Sections 172(b)(2) and 172(d) of the Code. For purposes of this calculation, the election under Section 172(b)(3) of the Code shall be made on a separate company basis.
4.    Regarding the application of the allocation method in Paragraph 3 of this Agreement, the following principles will govern:
a.    It is acknowledged that allocation of the consolidated federal income tax liability for the Affiliated Group under Section 1.1552-1(a)(1) of the Regulations (see Paragraph 2 of this Agreement), which is also the allocation for Step 1 of Paragraph 3 of this Agreement, shall (in accordance with Section 1.1552-1(b)(2) of the Regulations) in the amount allocated to each Member (i) decrease the earnings and profits of such Member and (ii) be treated as a liability of such Member for such amount.
b.    It is acknowledged that allocations under Step 2 and Step 3 (but not Step 1) to individual Members of the Affiliated Group will not create liabilities and receivables among such Members under the principles of Section 1.1552-1(b)(2) of the Regulations, Revenue Ruling 73-605, and Revenue Ruling 76-302, but rather, to the extent not paid (in accordance with Paragraph 5.c or otherwise), will be regarded as distributions with respect to stock, contributions to capital, or combinations thereof.
5.    With respect to taxable years during which (in whole or part) DRS is a Member or State Member, the provisions of this Agreement and relating to the group to which DRS belongs, and any related tax matters shall be administered and determined by DRS (the “Administrator”) in its reasonable discretion, acting through its Senior Vice President Chief Tax and Treasury Officer or such other officer as DRS may duly appoint. With respect to taxable years during which DRS is not a Member or State Member, as the case may be, Parent shall appoint the Administrator. More specifically:
a.    Parent, in its capacity as agent for the Affiliated Group under Section 1.1502-77 of the Regulations, shall act as directed by the Administrator. Within ten days after a request by the Administrator, the Parent shall provide to the Administrator any powers of attorney necessary for the Administrator to act on behalf of the Parent with respect to tax returns and taxes of the Affiliated Group, State Tax Returns and State Tax Liabilities, including audits, inquiries or other proceedings with respect thereto (“Tax Administration”).
b.    The Administrator shall in its reasonable discretion determine which elections shall be made by or for the Affiliated Group or any tax group for State tax purposes, including, but not limited to, elections under Section 1.1502-36(d) of the Regulations, provided, however, that any election that would result in materially adverse consequences to any Member compared to the other Members shall not be made without the consent of such Member, such consent not to be unreasonably withheld, conditioned or delayed. Tax Administration shall be controlled by the Administrator with respect to the taxable year at issue or under audit (even if the person that was (or would have been, had this Agreement been in effect) the Administrator with respect to such taxable year is not the Administrator with respect to the taxable years during which the applicable Tax Administration occurs). The Administrator shall consult with Parent with respect to Tax Administration, and Parent shall have the right to review correspondence with or submissions to tax authorities.
c.    All calculations, decisions and determinations relating to the application of this Agreement (and the application of any law or regulation in respect of the application of this Agreement) to the parties hereto shall be made in good faith by the Administrator in its reasonable discretion.
6.    Each Member shall pay to the Administrator (the “Payment Agent”) its allocated consolidated federal income tax liability under Step 1 of Paragraph 3 of this Agreement. Each Member benefitting from net operating losses and tax credits shall pay to the Payment Agent added tax assessment determined under Step 2 of Paragraph 3 of this Agreement. The Payment Agent shall pay to each Member with a net operating loss or tax credits during the taxable year its allocable share of the total of the additional amounts due from other Members pursuant to Step 3 of Paragraph 3 of this Agreement. Payments for these allocable shares are to be made no later than ten days after the date of filing of the consolidated federal income tax return for such taxable year.
7.    The Administrator shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated federal income tax liability or State Tax Liabilities for each year. Payment to the Payment Agent shall be made ten days after such assessment. Such Member will receive credit for such prepayments in the year-end computation under Paragraph 5.c of this Agreement.
8.    If part or all of an unused consolidated net operating loss or tax credit is allocated to a Member of the Affiliated Group pursuant to Section 1.1502-79 or 1.1502-21 of the Regulations, and it is carried back or forward to a year in which such Member filed a separate income tax return or a consolidated federal income tax return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. (If such refund or reduction is allocated to another party other than the Member, then such other party shall pay over such amount to the Member.) Notwithstanding the aforementioned, the Administrator shall determine whether an election shall be made not to carryback any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Section 1.1502-79) in accordance with Section 172(b)(3) of the Code.
9.    Regarding adjustments by taxing authorities:
a.    If the consolidated federal income tax liability is adjusted for any taxable period with respect to which Parent filed a consolidated federal income tax return (including taxable periods prior to the effectiveness of this Agreement), whether by means of an amended return, claim for refund, or audit by the Internal

Revenue Service, the liability of each Member that was a Member in such taxable period shall be recomputed under Paragraphs 1, 2 and 3 of this Agreement to give effect to such adjustments. In the case of a refund, the Parent shall make payment to each Member for its share of the refund, determined in the same manner as in Paragraph 6 of this Agreement, within ten days after the refund is received by the Parent, and in the case of an increase in tax liability, each Member shall pay to the Payment Agent its allocable share of such increased tax liability within ten days after receiving notice of such liability from the Parent. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the ratio each Member’s change in consolidated federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such basis as the Administrator deems appropriate in view of all applicable circumstances.
b.    If as a result of an adjustment in connection with an audit or examination by the Internal Revenue Service or other taxing authority for any taxable period with respect to which Parent filed a consolidated federal income tax return (including taxable periods prior to the effectiveness of this Agreement), a party that was a Member in such taxable period (the “Suffering Member”) incurs a net detriment to its net operating losses, tax credits or other tax attributes and another party that was a Member in such taxable period (the “Enriched Member”) receives a corresponding net benefit to its net operating losses, tax credits or other tax attributes, the Enriched Member shall pay to the Suffering Member an amount reasonably determined by the Administrator that would compensate the Suffering Member for such detriment.
10.    The State Members (other than those that also are or become Members, which are bound by every provision of this Agreement) shall be bound only by the following enumerated Paragraphs of this Agreement: 5, 10, 11, 12, 13, 16, 17, 18, 18.a, 20, 21, and, solely to the extent referred to in Paragraph 11 or applicable to State Tax Liabilities (as defined in Paragraph 11), 7.
11.    This Paragraph 11 shall be applied separately with respect to each state in which Parent files a consolidated, combined, unitary or similar tax return (a “State Tax Return”) with respect to state tax liabilities (“State Tax Liabilities”). Any State Tax Liabilities shall be allocated among the State Members by the Administrator, taking into account the apportionment of the income of each Member and other relevant factors. Each State Member shall pay the Payment Agent its allocated State Tax Liabilities under this paragraph. Each State Member benefitting from state net operating or other tax losses, tax credits or other tax attributes shall pay to the Payment Agent an added tax assessment determined taking into account the apportionment of the income of each Member and other relevant factors. The Payment Agent shall pay to each State Member with a state net operating or other tax losses, tax credits or other tax attributes during the taxable year its allocable share of the total of the additional amounts due from other State Members pursuant to this paragraph. Payments for these allocable shares are to be made no later than ten days after the date of filing of the applicable State Tax Return for such taxable year. If one State Member has a State Tax Liability as a result of such State Member’s affiliation with another State Member, no payments shall be made between the two State Members in respect of such State Tax Liability except as provided in the foregoing provisions of this paragraph.
12.    This Agreement shall apply to the taxable year specified in the preamble of this Agreement, and all subsequent taxable years, unless the Members and the State Members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.
13.    The Agreement shall not be assignable by any party without the prior written consent of the other parties.
14.    All material including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member to the Agreement during regular business hours for a minimum period equal to applicable federal record retention requirements. All such materials for a taxable year shall be retained and maintained by the Administrator in respect of such taxable year.
15.    In the event of any controversy, dispute or claim arising under or related to this Agreement (“Dispute”), the parties agree to make diligent and reasonable attempts to resolve any Dispute through negotiations. If the parties are unable to resolve the Dispute through negotiations within ten (10) business days, or such longer period of time as agreed by the parties in writing, then the Dispute shall be finally resolved by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect by a single arbitrator appointed in accordance with said Rules. The arbitrator shall not limit, expand or modify the terms and conditions of this Agreement. The place of the proceedings shall be in the State where DRS is located. Each party shall bear its own costs and expenses (including attorneys’ fees) and an equal share of all costs and fees of the arbitration. If a party fails to pay its share of the arbitration expenses, such party’s claims or counterclaims shall be dismissed with prejudice. The parties voluntarily and irrevocably waive any and all rights to have any Dispute heard or resolved in any forum other than through arbitration. This waiver specifically includes, but is not limited to, a jury trial. This waiver does not, however, limit the right of a party to apply to a court of competent jurisdiction for cases of urgent equitable relief or for any provisional remedy. The arbitrator shall render a reasoned award. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or to enforce an arbitration award. Any type of class, collective claims or multi-party claims are expressly prohibited and the arbitrator will have no authority to alter the parties’ agreement in this regard.

16.    Any Member, State Member or Expanded Group Member that leaves the Affiliated Group, ceases to be part of any State Tax Return, or leaves the Expanded Affiliated Group, whichever is applicable (which may be more than one of the foregoing), shall be bound by the applicable portions of this Agreement only with respect to taxable years in which the Member, State Member or Expanded Group Member was part of the Affiliated Group, included in a State Tax Return or part of the Expanded Affiliated Group, as applicable, and references in this Agreement to a “Member”, “State Member”, “Expanded Group Member”, the “Members”, the “State Members” or the “Expanded Group Members” shall refer to former Members, State Members or Expanded Group Members that were Members, State Members, or Expanded Group Members in the relevant taxable year.
17.    Each Member, State Member and Expanded Group Member shall, and shall cause its subsidiaries to, reasonably cooperate with Parent and the Administrator in carrying out the provisions of this Agreement, including providing the Administrator access to its books and records and other relevant information.
18.    The Expanded Group Members (other than those that also are or become Members (which are bound by every provision of this Agreement) or State Members (which are bound to the provisions of this Agreement as provided in Paragraph 10) shall be bound only by Paragraphs a, 16 and 17. The Expanded Group Members shall cooperate in good faith, taking into account each such member’s tax consequences, in relation to the following decisions or matters:
a.    The taking of any action that would increase the “base erosion percentage” within the meaning of Section 59A(c)(4) of the Code and the Regulations promulgated thereunder of the Expanded Affiliated Group, provided that no Expanded Group Member shall take any action that would result in an increase to its base erosion percentage to above 3% without the consent of Parent, the Administrator and DRS.
b.    The application of the Foreign Account Tax Compliance Act and reporting and withholding requirements related thereto.
c.    Any other tax-related decision or matter the Administrator determines in its reasonable discretion, with the consent of Parent, is appropriate.
19.    The parties specifically recognize that from time to time other companies may become Members of the Affiliated Group or be included in a State Tax Return or the Expanded Affiliated Group (any such company, a “New Member”). Any New Member shall promptly execute a joinder in substantially the form of Exhibit I and shall become a party hereto as if it had been an original signatory to this Agreement. The Administrator shall update the Schedules to this Agreement as applicable to reflect the New Member becoming a party to this Agreement.

20.    Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the Regulations shall automatically be applicable to this Agreement mutatis mutandis.
21.    This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party’s obligations hereunder without the written consent of the other parties.
22.    Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflict of laws thereof.
IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

LEONARDO US HOLDING, INC.

By:	/s/ Christopher Slack
Name:	Christopher Slack
Title:	President

LEONARDO DRS, INC.

By:	/s/ Jason Rinsky
Name:	Jason Rinsky
Title:	SVP, Chief Tax and Treasury Officer

LEONARDO US AIRCRAFT INC.

By:	/s/ Giorgio Moreni
Name:	Giorgio Moreni
Title:	Sole Director

Exhibit I
Form of Joinder

THIS JOINDER (“Joinder”) is made and entered into as of [●] by [●], and is effective commencing as of [●], with respect to that certain Tax Allocation Agreement, dated as of November [●], 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Tax Allocation Agreement”) by and among Leonardo US Holding, Inc., Leonardo DRS, Inc. and the other parties signatory thereto from time to time.

By executing and delivering this Joinder, the undersigned hereby adopts and approves the Tax Allocation Agreement and agrees, effective commencing on the date hereof, to (1) become a party to, and to be bound by and comply with the provisions of, the Tax Allocation Agreement in the same manner as if the undersigned were an original signatory to the Tax Allocation Agreement and (2) be listed on Schedule _______________ to the Tax Allocation Agreement.

[Name of Joinder Party]

By:
Name:
Title:

Schedule A

Members:

1.    Leonardo US Holding, Inc.
2.    Leonardo DRS, Inc.
3.    Leonardo US Aircraft Inc.

Schedule B

State Members:

1.    Leonardo US Holding, Inc.
2.    Leonardo DRS, Inc.
3.    Leonardo US Aircraft Inc.

Schedule C

Expanded Group Members:

1.    Leonardo US Holding, Inc.
2.    Leonardo DRS, Inc.
3.    Leonardo US Aircraft Inc.